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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported) June 14, 1996 (May 31, 1996)

                      BUILDERS WAREHOUSE ASSOCIATION, INC.
               (Exact name of Registrant as specified in charter)

        Colorado                    0-2108-2                    84-1090968
  State or other juris-           (Commission                 (IRS Employer
diction of incorporation          File Number)              Identification No.)

2800 28th Street, Suite 100, Santa Monica, CA                      90405
  (Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code:           (310) 453-4371

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On May 31, 1996, Builders Warehouse Association, Inc., (the "Company"), acquired 100% of Sciteq Electronics, Inc. ("Sciteq"), for a total of $600,000 in cash for the purchase of all Sciteq preferred stock and $2.4 million in stock and stock options for the purchase of all Sciteq common stock and stock options. A final payment in stock worth $2 million will be made 12 months from closing, subject to pro rata adjustment based on the benchmark that Sciteq earn $750,000 pre-tax net income in the twelve months ending December 31, 1996. The purchase price was determined by negotiations between the buyer and seller.

Sciteq designs, manufactures and markets Phase-Locked Loop, direct-analog, and direct-digital RF synthesis products, ranging from a single device to multi-channel systems. Frequency synthesis is the principal tuning technology in a wide array of emerging electronic systems, for applications such as wireless communications, transmission over copper and fiber optic cables, and satellite systems. Sciteq employs 18 at its San Diego, California offices.

All assets acquired in this transaction will continue to be used in the conduct of the normal business activities of Sciteq and the Company. No significant business relationship existed between Sciteq and the Company or their officers or directors.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (a) The financial statements and pro forma financial information of the business acquired are expected to be filed by amendment to this filing within sixty (60) days of the earliest date reported herein.

        (b) Exhibit 2.1 Plan of Acquisition -- Stock Purchase and Merger Agreement between Builders Warehouse Association, Inc., and Sciteq Communications, Inc.
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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        Builders Warehouse Association Inc.
                                        -----------------------------------
                                                    (Registrant)


Dated: June 14, 1996                    By: /s/ Barry Witz
                                        -----------------------------------
                                                Barry Witz
                                                Chief Executive Officer